Exhibit 10.6

Sales framework contract

Contract No. [KZF24035]

Signing place [Fenggang Town, Dongguan City]

Buyer: Dongguan KangZhihui Electronics Co., Ltd

Address: Room 502, No.16, Fenggang Kangjia Road, Fenggang Town, Dongguan City

Contact person: Wang Yitian

Tel.: 0769-87758888

Seller: Shenzhen Sowell Technology Development Co., Ltd.

Address: Shenzhen Integrated Circuit Design Application Industry park, Unit 505-3 Chaguang Road No. 1089 Nanshan District, Shenzhen City

Contact person: Zhu Yue

Contact number: 18666229629

In line with the principle of "equality, voluntary and mutual benefit", the buyer and the seller reach an agreement with respect to the seller to sell [photovoltaic] products or semi-finished products or materials (hereinafter referred to as "Products"), enter into this Contract and abide by it.

1. Name, specification, unit price, quantity and price of the goods

1.1 The buyer shall purchase the [photovoltaic products] goods from the seller. The specific name of the goods shall be subject to the order.

1.2 The Buyer shall purchase goods from the Seller according to its actual needs. The specifications, styles, unit price, quantity, delivery time and special requirements shall be subject to the order issued by the buyer to the Seller, and other rights and obligations shall be performed as agreed herein. The order shall be effective upon confirmation by both parties. The scanned and fax copies of the order are valid.

1.3 The purchase unit price includes all the expenses due to be paid by the Buyer to the Seller, including but not limited to the payment, taxes, freight, insurance, miscellaneous expenses and other expenses incurred from the delivery to the receiving place designated by the Buyer.

1.4 The order under this framework contract can choose to provide the processing and testing process or provide supporting software according to the buyer's requirements. The supporting software service fee provided is included in the product, and no invoice is issued separately. The warranty service of the software is consistent with the warranty period of hardware products.

⼆、Quality and acceptance criteria

2.1 The quality standard of the goods shall be: no less than the national or/and industrial standards or/and of such goods and the samples provided by the Seller shall be subject to the sample standard. If the order confirmed by both parties has other quality standards, the quality of the goods shall also meet the order standards.

2.2 The goods and packages supplied by the Seller shall strictly comply with all chemical control requirements stipulated by the applicable laws and regulations in China and meet the national environmental protection standards.

三、Delivery time and delivery place

The Seller shall deliver the goods to the buyer or the designated consignee on time according to the delivery time and place agreed in the order, and provide the relevant list and materials of the goods, and handle the handover procedures with the buyer or the consignee designated by the buyer. Other specific delivery requirements shall be implemented in accordance with the actual requirements of the Buyer.

四、Transportation, cost, and risk taking

The freight, transportation risk and insurance costs of the goods to the designated delivery place shall be borne by the Seller. Before the buyer or the consignee designated by the buyer to sign the goods, the risk liability for damage and loss of the goods shall be borne by the Seller. After the buyer or the consignee of the buyer to sign the goods, the risk responsibility for the loss of the goods shall be borne by the buyer.

5. Payment and settlement

5.1 Method of payment: Transfer or check payment

5.2 If settlement is made by transfer, the seller's collection account shall be as agreed in the purchase and sale contract signed by the buyer and seller. The seller shall provide a value-added tax invoice with a tax rate of 13% within 15 days after the buyer has inspected the goods. The buyer shall transfer the payment to the seller's designated account within 30 days after receiving the value-added tax invoice.

5.3 If settlement is made by check, the buyer shall issue a 60-day cash check to the seller in accordance with the total contract price, and the seller shall provide a value-added tax invoice with a tax rate of [13]% in accordance with the seller's request in a timely manner.

5.4 The actual payment method shall be as agreed in the Purchase and Sale Contract, and in case of special circumstances, the buyer and seller shall resolve the issue amicably.

Vi. Quality assurance and after-sales service

When the Buyer accepts the goods, the Buyer shall immediately notify the seller of the inconsistent quantity, weight, damage, deformation and corrosion of the goods, and the Buyer has the right to refuse, and the seller shall re-ship the goods or refund the goods as required by the Buyer.

Quality objection: If the buyer has any objection to the quality of the goods after receiving the goods, it may submit a written objection to the seller, and the seller shall give the handling opinions within 5 days. If the quality of the goods is inconsistent, the seller shall be responsible for the return and exchange, and the freight and miscellaneous expenses caused by the return and exchange shall be borne by the seller.

In case of any dispute over the quality of the goods, the parties may entrust a third party testing organization approved by both parties to evaluate the test, as the final result, the testing result shall pay by the Seller, and the testing cost shall be borne by the Seller; if the test result is qualified, the testing cost shall be borne by the Buyer.

Vii. Liability for breach of contract

7.1 If either party breaches this Contract, the breaching party shall bear the losses caused to the other party.

7.2 If the Seller delays in delivering the goods, the Buyer has the right to pay 0.1% of the total amount for each overdue day; if the delay exceeds 30 days, the Buyer has the right to cancel the order and the Seller shall return the paid payment.

7.3 If the Buyer delays in making the payment, for each day overdue, the Seller shall have the right to require the buyer to pay 0.1% of the total amount.

Viii. Term limit and termination

8.1 The validity term of this Contract is: November 16,2026

If the parties terminate the Contract without any written notice from either party one month before the termination date of this Contract, the Contract shall be automatically renewed for one year.

8.2 The order of this Contract shall be issued within the validity term of this contract. If the contract expires and the order has not been completed, the performance shall continue.

Nine, other

9.1 Both parties shall not disclose the technology, invention, design, appearance, price, financial status, business secrets and other confidential information to a third party without the written permission of the other party, nor shall they be used for purposes except for the performance of this Agreement. The confidentiality obligations of the parties shall not be exempted by the termination of this Contract.

9.2 If any dispute arising from the performance of this Contract can not be reached through negotiation, either party may bring a lawsuit with the people's court at the place where this Contract is signed. The winning party shall have the right to demand the other party to pay the reasonable expenses incurred for the settlement of the dispute, including but not limited to legal costs, attorney's agency, preservation fees, appraisal fees, execution fees, etc.

9.3 This Contract shall come into force upon being signed and sealed by both parties. The contract shall be valid from November 17,2024 to November 16,2026. This contract is made in duplicate, with the buyer holding one copy and the seller holding one copy, which shall have the same legal effect.

9.4 Both parties shall take the mailing address and the recipient specified herein as the service address and the recipient of the notices or documents (including litigation and legal documents) of both parties. If the notice or document from one party to the other party is delivered by mail or E-mail, the third day after delivery or mail shall be regarded as the date of delivery, and shall be postponed in case of non-working days; If the notice or document is returned by the postal department or the mail system, the date of return shall be regarded as the date of delivery.

9.5 The appendix hereto shall be an integral part of this Contract and shall have the same legal effect as this Contract.

[No text available below]

Buyer (seal):	The Seller (with the seal):

Authorized Representative (Signature):	Authorized Representative (Signature):

Signing date: November 17, 2024	Signing date: November 17, 2024